                                                                      Exhibit 23


                       Consent of Coopers & Lybrand L.L.P.



Consent of Independent Accountants


We consent to incorporation by reference in the registration statement of Health Power, Inc. on Form S-8 (File No. 33-91956), Form S-8 (File No. 33-91958), Form S-8 (File No. 33-91852), Form S-8 (File No. 333-20535), Form S-8 (File No.
333-45857), and Form S-3 (File No. 33-80035) of our report dated March 10, 1998, on our audits of the consolidated financial statements of Health Power, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995 which report is included in this Annual Report on Form 10-K.




Columbus, Ohio                                      /s/ COOPERS & LYBRAND L.L.P.
March 31, 1998                                      ----------------------------
                                                    Coopers & Lybrand L.L.P.